                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratio of earnings to fixed changes (Dollars in thousands):

                                                                        YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1992      1993     1994(A)    1995      1996
                                                              ----      ----     -------    ----      ----
Earnings:
  Income (loss) before non-recurring and extraordinary
    items................................................    $(1,620)  $(1,062)  $ 2,158   $ 1,739   $  (192)
  Add: Interest expense..................................      5,355     5,943     7,541    13,057    17,200
    Loan Cost amortization...............................         43        85       623     1,009     1,211
  Minority interest in losses of combined partnerships...       (646)     (492)       --        --        --
                                                             -------   -------   -------   -------   -------
                                                             $ 3,132   $ 4,474   $10,322   $15,805   $18,219
Fixed changes:
  Interest incurred......................................    $ 5,355   $ 5,943   $ 7,541   $13,057   $17,200
  Loan cost amortization.................................         43        85       623     1,009     1,211
                                                             -------   -------   -------   -------   -------
                                                             $ 5,398   $ 6,028   $ 8,164   $14,066   $18,411
Ratio of earnings to fixed charges.......................                           1.26      1.12
                                                                                 =======   =======
Deficiency in earnings available to cover fixed
  changes................................................    $ 2,266   $ 1,554                       $   192
                                                             =======   =======                       =======

(a) Includes the operations of the Company from February 18, through December 31, 1994 and the Predecessor Multifamily and Industrial Operations prior to February 18, 1994.